COTTON BAY HOLDINGS

August 1, 2012

Alfred E. Abiouness Jr.
110 N. Federal Highway
Unit 807
Fort Lauderdale, FL, 33301

RE: ACCEPTANCE OF APPOINTMENT TO BOARD OF DIRECTORS

Dear Mr. Abiouness:

As a director on the Board of Directors for Cotton Bay Holdings, Inc. ("Cotton Bay Holdings"), I am inviting you to serve as Chairman of the Board of Directors (the "Board") of Cotton Bay Holdings. Furthermore, I am advising you to extend similar invitations to serve on the Board to Robert Fortson, IV, Alfred Abiouness, Sr. and to me (in order to ensure consistency in our books and records).

Your acceptance of this invitation will be confirmed through execution of this correspondence below, and your execution of the enclosed Advisory Board Consulting and Compensation Agreement dated August 1, 2012 (the "Advisor Agreement").

By executing this correspondence, and the Advisor Agreement, you are agreeing to comply with the duties of such an appointment under all applicable common laws, statutory laws, and rules and regulations of the United States Securities and Exchange Commission. Furthermore, you are agreeing to perform your advisory services consistent with the Bylaws of Cotton Bay Holdings.

I am looking forward to a productive and long-term relationship. Please feel free to contact our corporate counsel, Anthony R. Paesano at apaesano@paesanoakkashian.com or (248) 792-6886 with any questions.

Very truly yours,

/s/ Amy Roy-Haegar

Amy Roy-Haeger
Director

Agreed:

/s/ Alfred E. Abiouness, Jr.
Alfred E. Abiouness, Jr.

cc:    Anthony R. Paesano
        Board of Directors